Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Bright Green Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value	457	(c)	3,684,210	$0.95	(2)	$3,499,999.50	0.0001102	$385.70

		Common Stock, $0.0001 par value, underlying Warrants	457	(g)	3,684,210	$0.95	(3)	$3,499,999.50	0.0001102	$385.70

Total Offering Amounts								$6,999,999.00		$771.40

Total Fees Previously Paid										—

Total Fee Offsets										—

Net Fee Due										$771.40

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the common stock offered hereby and the common stock issuable upon exercise of warrants also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of share splits, share dividends, recapitalizations or other similar transactions.

(2)	With respect to the common stock offered by the selling securityholder, estimated at $0.95 per share, the average of the high and low prices as reported on The Nasdaq Capital Market on May 31, 2023, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

(3)	With respect to the common shares underlying the warrants offered by the selling securityholder, $0.95 share, which is the exercise price of the warrants, for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.